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                                                               Exhibit 10.24

                      TRAVELERS BENEFIT EQUALIZATION PLAN

                                    Preamble

The Travelers Benefit Equalization Plan (the "Plan") was established by Travelers Property Casualty Corp., effective August 20, 2002, in order to provide for a continuation of excess benefits previously provided to certain employees of Travelers Property Casualty Corp. and its subsidiaries under the Travelers Group Inc. Retirement Benefit Equalization Plan, as amended and restated as of January 1, 1994 (including the merger of The Travelers Corporation Supplemental Benefit Plan, Parts I and II, into such plan, effective January 2, 1996). The Plan provides for excess benefits, as set forth herein, to certain participants of the Travelers Pension Plan.

                             Article I. Definitions

1.01 "Act" shall mean the Employee Retirement Income Security Act of 1974 ("ERISA"), as from time to time amended.

1.02 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.03 "Company" shall mean Travelers Property Casualty Corp. and any of its subsidiaries or affiliated business entities participating in the Pension Plan.

1.04  "Effective Date" shall mean August 20, 2002.

1.05 "Maximum Benefit" shall mean the equivalent of the maximum Normal, Early, or Deferred Vested retirement benefit, or death benefit, whichever is applicable, to be paid a Participant (or beneficiary) under the Pension Plan.

1.06  "Pension Plan" shall mean the Travelers Pension Plan, as amended.

1.07 "Participant" shall mean any employee of the Company who is an active Participant in the Pension Plan on or after the Effective Date and whose pension benefits determined on the basis of the provisions of such Pension Plan, without regard to the limitations of the Code, would exceed the Maximum Benefit.

1.08 "Plan" shall mean the Travelers Benefit Equalization Plan, as from time to time amended or restated, which shall be an unfunded excess benefit plan as defined in Act Section 3(36).

1.09 "Unrestricted Benefit" shall mean the maximum Normal, Early, or Deferred Vested retirement benefit, or death benefit, whichever is applicable, that would




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be paid to a Participant (or beneficiary) under the Pension Plan if such benefit were determined without regard to the limitations of the Code imposed under
Section 415 or Section 401(a)(17); provided however, compensation taken into account for purposes of determining the Unrestricted Benefit with respect to Plan Years commencing on and after February 1, 1996, shall not exceed the following: (a) $300,000 and (b) with respect to cash balance crediting, the limitation set forth in Section 401(a)(17); but further provided, that a Participant's Unrestricted Benefit which is determined under a final average salary formula shall not be based on a final average salary that is less than the final average salary of the Participant as of January 31, 1996.

                              Article II. Benefits

2.01 Normal Retirement Benefit. Upon the Normal Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a benefit equal in amount to his Unrestricted Benefit less the Maximum Benefit.

2.02 Early Retirement Benefit. Upon the Early Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a benefit equal to his Unrestricted Benefit less the Maximum Benefit.

2.03 Deferred Vested Retirement Benefit. If a Participant terminates employment with the Company and is entitled to a Deferred Vested Retirement Benefit provided under the Pension Plan, such a Participant shall be entitled to a benefit equal to his Unrestricted Benefit less the Maximum Benefit.

2.04 Beneficiary's Pension Benefit. Subject to Section 2.05 below, upon the death of a Participant whose beneficiary is eligible for a death benefit under the Pension Plan, the Participant's beneficiary shall be entitled to a death benefit equal to the beneficiary's Unrestricted Benefit less the Maximum Benefit.

2.05 Form of Benefit Payment. A retirement benefit payable under this Article II shall be paid in same form and at the same time as the benefit payable under the Pension Plan is paid.

                    Article III. Administration of the Plan

3.01 Administrator. The Plan shall be administered by the Company, which shall have the authority to interpret the Plan and issue such regulations, as it deems appropriate. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.


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3.02  Amendment and Termination. The Company may amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall reduce the amount of a benefit to which a terminated or retired Participant or his beneficiary is entitled under Article II prior to the date of such amendment or termination unless the Participant becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company.

3.03 Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

3.04 Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

3.05 Status of Plan. The benefits under this Plan shall not be funded, but shall constitute general, unsecured liabilities of the Company payable when due. At its discretion, the Company may establish one or more trusts for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's general creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

3.06 No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

3.07 Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from any amounts paid under the Plan, the taxes required to be withheld by the federal or any state or local government. To the extent payments due under the Plan are not sufficient to withhold such required amounts, the Participant shall provide the Company with the Participant's share of any required withholding taxes, and, if not so provided, the Company may withhold such amounts from any other compensation payable by the Company to the Participant. No payments due under the Plan to a Participant (or beneficiary) shall be made unless provision has been made for the required tax withholding.



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3.08  Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Connecticut, determined without regard to the conflict of laws provisions thereof.

3.09 Forfeiture Provisions. All rights to any benefits payable under this Agreement, including the payment of any unpaid benefit installments, shall be immediately forfeited if either of the following events occur: (a) the Company terminates the Participant for an act of willful misfeasance or criminal misconduct in the performance of his duties; or (b) without the permission of the Company, the Participant either enters into material competition with the Company or discloses confidential information about the Company that is of material importance to the Company.



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